EXHIBIT 10.4



DESCRIPTION OF EMPLOYEE STOCK OWNERSHIP AND
PENSION PLAN OF THE COMPANY



ESOP Pension Plan

The Company maintains a money purchase employee stock ownership pension plan (the "Pension Plan"), which is designed to meet the requirements of an employee stock ownership plan under Section 4975(e)(7) of the Internal Revenue Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974. The Pension Plan provides for mandatory contributions by the Company in the form of either common stock or cash which will be used predominantly to purchase common stock of the Company. All employees of the Company and its subsidiaries are eligible to participate in the Pension Plan after they attain the age of 21 and have completed one year of service during which the employee is credited with at least 1,000 hours of service. The Company credits each eligible participant's account with cash or common stock of the Company equal to six percent of the employee's compensation earned during the year with respect to which the contribution is made. Contributions credited to a participant's account are generally not vested until the completion of the fifth year of service, at which time the contributions become fully vested. Pension Plan participants are entitled to receive distributions from their Pension Plan accounts only upon retirement, death, total disability, or termination of service. Distributions may be made in either cash or common stock of the Company and may be paid in lump sum or in the form of an annuity.

Participating employees are entitled to instruct the trustee of the Pension Plan how to vote the shares of the Company's common stock held in their account. The trustee of the Pension Plan, Mid American National Bank, purchases the shares of the Company's common stock either directly from the Company or on the open market, and has dispositive powers over the shares.